THE STANDARD MANAGEMENT CORPORATION

                DEFERRED COMPENSATION PLAN


	ARTICLE I

	Purpose

	The purpose of the Standard Management Corporation Deferred Compensation Plan (hereinafter referred to as the "Plan") is to provide funds for retirement or death for certain executive and management employees (and their beneficiaries) of Standard Management Corporation. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing such employees with a means to supplement their standard of living at retirement. This Plan is intended to qualify for the exemptions described in sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.


	ARTICLE II

	Definitions

	For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1	Beneficiary.  "Beneficiary" means the person, persons, or
entity designated by the Participant, or as provided in
Article VIII, to receive any benefits payable under the Plan.
 Any Participant Beneficiary designation shall be made in a written instrument filed with the Committee and shall become effective only when received in writing by the Committee.

2.2	Board.  "Board" means the Board of Directors of  Standard
Management Corporation.

2.3	Committee.  "Committee" means the Deferred Compensation
Committee appointed by the Compensation Committee of the Board.

2.4	Company.  "Company" means Standard Management Corporation and its subsidiaries.

2.5 Compensation. "Compensation" or "Total Compensation" means all regular remuneration for services payable by the Company to a Participant in cash during a Plan Year, but before reduction for amounts deferred pursuant to this Plan or any other Plan of the Company. The Committee shall determine whether a particular item of income constitutes Compensation if a question arises.


2.6	Declared Rate.  "Declared Rate" means the annual percentage
rate (APR) of interest to be credited to the executive's deferral account. Such rate is to be set annually by the Committee.

2.7	Deferral Benefit.  "Deferral Benefit" means the benefit
payable to a Participant or Participant's Beneficiary on Participant's retirement, death, disability, or termination of employment as calculated in Article VII hereof.

2.8	Deferred Benefit Account.  "Deferred Benefit Account" means
the accounts maintained on the books of account of the Company for each Participant pursuant to Article VI. A separate Deferred Benefit Account shall be maintained for each Participant. A Participant's Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan. A Participant's Deferred Benefit
Account shall not constitute or be treated as a trust fund of any kind.

2.9	Determination Date.  "Determination Date" means the date as
of which the amount of a Participant's Deferred Benefit
Account is determined as provided in Article VI hereof. The last day of each calendar month shall be a Determination
Date.

2.10	Disability.  "Disability" or "Disabled Participant" means a
physical or mental condition of a Participant resulting in a determination of disability for purposes of receiving benefits under the Participant's employment contract then in effect with the Company.

2.11	Participant.  "Participant" means any individual who is
deemed eligible by the Committee to participate in this Plan and who elects to participate by filing a Participation
Agreement as provided in Article IV.

2.12	Participation Agreement.  "Participation Agreement" means the agreement filed by a Participant prior to the beginning of the first period for which any of the Participant's
Compensation is to be deferred pursuant to the Plan. A form of such Participation Agreement is attached hereto.

2.13 Plan Year. "Plan Year" means a twelve month period commencing January 1 and ending the following December 31.
The first Plan Year shall commence on January 1, 2002 and terminate on December 31, 2002.

2.14 Normal Retirement Date. "Normal Retirement Date" means the first day of the month coincidental with or next following a Participant's actual retirement under the Company's 401(k)
Plan.

2.15	Spouse.  "Spouse" means a Participant's wife or husband who
was lawfully married to the Participant at the time of the Participant's death or a determination of Participant's incompetency under paragraph 11.8.



	ARTICLE III

	Administration

3.1	Deferred Compensation Committee Duties.  This plan shall be
administered by the Committee. Members of the Committee may be Participants under this Plan. The Committee shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretation of this Plan, as may arise in connection with the Plan.

3.2	Binding Effect of Decision.  The decision or action of the
Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive, and binding upon all persons having any interest in the Plan, unless a written appeal is received by the Committee within sixty days of the disputed action. The appeal will be reviewed by the Committee and the decision of the Committee shall be final, conclusive, and binding on the Participant and all persons claiming by, through, or under the Participant.

	ARTICLE IV

	Participation

4.1	Participation.  Participation in the Plan shall be limited to the class of those key employees selected by the Committee who elect to participate in the Plan by filing a Participation Agreement with the Committee. A Participation
Agreement must be filed prior to December 20 immediately preceding the Plan Year in which the Participant's participation under the Agreement will commence. The election to participate shall be effective on the first day of the Plan Year following receipt by the Committee of a properly completed and executed Participation Agreement.

	With respect to an individual hired or promoted during a Plan Year who thereby becomes eligible to participate herein, an initial Participation Agreement may be filed within thirty days of the Committee's notification to Participant of eligibility to participate. Such election to participate shall be effective on the first day of the month following the Committee's receipt thereof, except that elections not received by the Committee on or before the 20th day of any calendar month shall be effective no earlier than the first day of the second month following the month of receipt.


4.2	Minimum and Maximum Deferral and Length of Participation.  A
Participant may elect in a Participation Agreement to defer a portion of Participant's Compensation. The minimum and maximum amounts that may be deferred under a Participation
Agreement shall be as follows:

			            Minimum Deferral	  Maximum Deferral
Base Salary		     2% of Compensation	100% of Compensation
Incentive Compensation	2% of Compensation  100% of Compensation

	(a)	With respect to Compensation deferrals, the deferral
percentage elected in a Participation Agreement shall be applied to the Participant's Compensation as established for the first pay period of the Plan Year to which the Participation Agreement applies, and the resulting dollar amount shall be the amount of Compensation that will be deferred in each pay period over the Plan Year. A Participation Agreement shall apply to the Participant's Compensation payable over a deferral period of one Plan Year, and thereafter to each subsequent deferral period of one Plan Year until the Participant's termination of Participant's employment or until the election to defer is amended.

		Deferrals shall commence with the Plan Year immediately following the Plan Year in which the respective
Participation Agreement is filed; provided, however, that an initial Participation Agreement which is effective other than on January 1 of a Plan Year shall apply to the remainder of the Plan Year and to the following Plan Years as set forth above.

	(b)	A Participant's election to defer Compensation shall be
irrevocable upon the filing of the respective
Participation Agreement; provided, however, that the deferral of Compensation under any Participation
Agreement may be suspended or amended as provided in paragraphs 7.4, 7.8, 9.1, or as further described in this paragraph.

	(c)	A Participant may amend a deferral election with
respect to deferrals in subsequent Plan Years by filing a new Participation Agreement with the Committee in the manner provided in paragraph 4.3. The new agreement may change the amount of Compensation to be deferred or discontinue deferrals.

4.3	Additional Participation Agreement.  A Participant may enter into a new Participation Agreement by filing a Participation
Agreement with the Committee prior to December 20th of any calendar year, stating the amount that the Participant elects to have deferred. The new agreement shall be effective only as to Compensation paid in Plan Years beginning after the last day of the Plan Year in which the respective agreement is filed with the Committee. A new Participation Agreement is subject to all of the provisions and requirements set forth in paragraph 4.2.

ARTICLE V

	Deferred Compensation

5.1	Elective Deferred Compensation.  The amount of Compensation
that a Participant elects to defer in a Participation
Agreement executed by the Participant with respect to each Plan Year of participation in the Plan shall be credited by the Company to the Participant's Deferred Benefit Account throughout each Plan Year as the Participant is paid the non-deferred portion of Compensation for such Plan Year. The amount credited to a Participant's Deferred Benefit Account shall equal the amount deferred. To the extent that the Company is required to withhold any taxes or other amounts from an employee's deferred wages pursuant to any state, federal, or local law, such amounts shall be taken out of the Participant's Compensation which is not deferred under this Plan.

5.2	Effect on Other Plans.  To the extent to which deferrals by a
Participant under this Plan cause a reduction in matching contributions made by the Company on behalf of the Participant under the Company's 401(k) Plan, the Company shall credit the amount of any such reduction to the Participant's Deferred Benefit Account under this Plan. Such amount will be credited as of the December 31 of the year in which such reduction of contributions occurs, or upon termination of employment, if earlier.

	The Company may also credit additional amounts from time to time to a Participant's Deferred Benefit Account based upon criteria approved by the Committee.

	The Company shall compute life insurance and disability benefits under any Company plan based on Compensation without reduction for amounts deferred under this Plan.

5.3	Vesting of Deferred Benefit Account.  A Participant shall be
100% vested in the Participant's Deferred Benefit Account.


	ARTICLE VI

	Deferred Benefit Account

6.1	Determination of Account.  Each Participant's Deferred
Benefit Account as of each Determination Date shall consist of (1) the balance of the Participant's Deferred Benefit Account as of the immediately preceding Determination Date, plus (2) the Participant's elective deferred Compensation withheld since the immediately preceding Determination Date pursuant to paragraph 5.1, less (3) the amount of all distributions, if any, made from such Deferred Benefit
Account since the preceding Determination Date, plus or minus
(4) any interest or earnings adjustment as determined under paragraph 6.2, plus (5) a credit for any reduced 401(k) plan matching contributions or other account credits made by the Company as described under paragraph 5.2


6.2	Crediting of Account.  As of each Determination Date, the
Participant's Deferred Benefit Account shall be adjusted by the amount of interest or earnings computed since the preceding Determination Date. This adjustment shall be based on the Declared Rate as defined in paragraph 2.6 or as determined under paragraph 7.5(a)(2) as applicable. Any such adjustment shall be credited on the balance of the Deferred Benefit Account on the Determination Date immediately preceding the current Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions or distributions made during the preceding month.

6.3	Statement of Accounts.  The Company shall submit to each
Participant, within 90 days after the close of each Plan
Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of each Participant's Deferred Benefit Account as of the last day of such Plan Year.


	ARTICLE VII

	Benefits

7.1 Benefit for Retirement or Termination of Employment. Subject to paragraph 7.6 below, upon a Participant's retirement after reaching the Retirement Date, or any termination of employment for reasons other than death or disability, the Participant shall be entitled to a Deferral Benefit equal to the amount of Participant's Deferred Benefit Account determined under paragraphs 6.1 and 6.2 hereof as of the Determination Date coincidental with or immediately following such event.


7.2	Death.  Upon the death of a Participant, such Participant's
Beneficiary shall receive a Deferral Benefit equal to the remaining balance in such Participant's Deferred Benefit
Account.

	The Deferral Benefit shall be payable as provided for in paragraph 7.5(a).

	The Deferral Benefit provided above shall be in lieu of all other benefits under this Plan.

7.3	Disability.  In the event of Disability, as defined in
paragraph 2.10, while employed by the Company, payments shall commence upon attainment of the Participant's Normal Retirement Date in the form specified in paragraph 7.5(a)(2) over a period from 2 to 180 months. Before payments commence under the preceding sentence, a Disabled Participant may elect: (i) to accelerate commencement of the payments to a date not earlier than 180 days after the onset of Disability, and/or (ii) to change the form of payment to another form permitted under paragraph 7.5(a).

7.4	Suspension of Participation/Distribution/Failure to Continue
Participation. The Committee, in its sole discretion, may suspend the deferral of a Participant's Compensation during a Plan Year, and may also authorize a distribution from the Participant's Deferred Benefit Account, upon the advance written request of a Participant on account of financial hardship suffered by that Participant. A Participant must file any request for such suspension or distribution on or before the 15th day preceding the regular pay day on which the suspension or distribution is to take effect.

	Financial hardship shall mean an unexpected need for cash resulting from (but not limited to) conditions in the nature of any of the following:

	(a)	An accident, illness, or disability suffered by a
Participant or a family member or dependent;

	(b)	A casualty or the theft loss suffered by a Participant
or a family member or dependent;

	(c)	The rendering of a judgment against a Participant or a
family member or dependent;

	(d)	A sudden financial reversal or curtailment of income
experienced by a Participant or a family member or dependent; or,

	(e)	The transfer of a Participant's place of employment.

	The suspension of any deferrals under this paragraph shall not affect amounts deferred with respect to periods prior to the effective date of the suspension except as otherwise permitted by the Committee.

	In the event the Participant ceases to remain a member of the class of employees who are eligible to participate in the Plan, the Participant may elect to suspend the amount of any remaining deferral commitment in the same manner as described for other suspensions in the paragraph, except that Committee approval shall not be required. Continued participation in the Plan will be allowed only with Committee approval.

7.5	Form of Benefit Payment.

	(a)	Upon retirement, death, or termination of employment,
the Company shall pay to the Participant or Participant's Beneficiary the balance in the Participant's Deferred Benefit Account in one of the following forms, as elected in the Participation
Agreement filed by the Participant:

		(1)	A lump sum payment.


		(2)	A monthly payment which shall amortize the
Deferred Benefit Account balance in equal monthly payments of principal and interest over a period from 2 to 180 months. For purposes of determining the amount of the monthly payment, the rate of interest shall be 6%.

	(b)	A Participant may change the form in which benefits
shall be paid by filing a new Participation Agreement indicating such change any time prior to the date payments are to commence. Such new Participation
Agreement may not change the provisions of any previous
Participation Agreement to which it related for purposes of complying with the provisions of paragraphs
4.2 and 4.3 relating to the minimum and maximum deferrals and duration of the Participation Agreement.
 No such new Participation Agreement shall change the amount elected to be deferred in a prior Participation
Agreement.

	(c)	In the absence of a Participant's election under
subparagraph 7.5(a), benefits shall be paid in the form specified in subparagraph 7.5(a)(1). In the event of a Disabled Participant, payment shall be in the form described in paragraph 7.3.

7.6	Withholding:  Payroll Taxes.  To the extent required by the
law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld from any employee's wages for the federal or any state or local government.

7.7	Commencement of Payments.  Commencement of payments under
this Plan shall begin as soon as administratively practical
(but in no event more than 90 days) following receipt of notice by the Committee of any event which entitles a Participant (or a Beneficiary) to payments under this Plan, or at such other date as may be determined by the Company.

7.8 Early Distribution of Deferred Account Balance. A participant who remains employed by the Company may elect to receive a distribution of all or any part of the Participant's Account Balance prior to the date(s) of distribution specified in the Participant's Participation Agreement(s). Each Participant shall be limited to one such distribution per calendar year. Such election, however, will involve a substantial penalty, as each such distribution from the Participant's Deferred Benefit Account made under this provision shall be reduced by a penalty equal to six percent (6%) of the total amount of the distribution. The amount of the penalty shall be forfeited by the Participant. In addition, the Participant must continue to defer Compensation subsequent to such withdrawal in accordance with the Participant's election and will not be permitted to elect to defer Compensation attributable to the calendar year subsequent to the calendar year of the distribution.

7.9 Other Pre-Retirement Distributions The Committee, in its sole discretion, may authorize certain other pre-retirement distributions from a Participant's Deferred Benefit Account.
 A Participant must file a request for such distributions by December 31st of the Plan Year preceding the Plan Year in which such distributions are requested to be made. In no event will such distributions commence before 90 days after such request has been authorized by the Committee.
ARTICLE VIII

	Beneficiary Designation

8.1	Beneficiary Designation.  Each Participant shall have the
right, at any time, to designate any person or persons as Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be made in the event of Participant's death prior to complete distribution of the benefits due to the Participant under the Plan.

8.2	Amendments.  Any Beneficiary designation may be changed by a
Participant by the written filing of such change on a form prescribed by the Committee. The filing of a new Beneficiary
Designation form will cancel all Beneficiary designations previously filed.

8.3	No Beneficiary Designation.  If a Participant fails to
designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the participant, then the Participant's designated Beneficiary shall be deemed to be the surviving Spouse. Otherwise, the value of the Participant's account shall be paid as a lump sum to the Participant's personal representative (executor or administrator).

8.4	Effect of Payment.  The payment to the deemed Beneficiary
shall completely discharge the Company's obligations under this Plan.

	ARTICLE IX

	Amendment and Termination of Plan

9.1	Amendment.  The Committee may at any time amend the Plan in
whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit
Account at the time of such amendment or reduce any additional benefits provided under paragraph 5.2. In the event the Plan is amended, the Participation Agreement shall be subject to the provisions of such amendment as if set forth in full therein, without further action or amendment to the Participation Agreement. The parties shall be bound by, and have the benefit of, each and every provision of the Plan, as amended from time to time.

9.2	Company's Right to Terminate.  The Committee may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company.
 The Committee may also terminate the Plan in its entirety at any time, and upon any such termination, all Participants under the Plan shall be paid the balance in their Deferred
Benefit Accounts in a lump sum, or over such period of time as determined by the Committee.

9.3	Premature Plan Terminations and Premature Distributions.  The
Committee shall have the right (but shall not be obligated) to require premature Plan termination and premature Plan distributions to Participants, as outlined in paragraph 9.2, upon the occurrence of any of the following conditions or events:

	(a)	If there shall occur an uncured event of default under
the Amended Credit Agreement with Fleet National Bank, the Subordinated Debt Agreement with Zurich Capital markets, Inc., the 10.25% Debentures issued by the Company, which mature on August 9, 2031, or any other mortgage or debt agreement to which the Company subsequently becomes obligated thereunder.

(b) If the shareholders of the Company approve the merger or consolidation of the Company with or into any other corporation (other than a corporation wholly-owned by the Company immediately prior to such event) or the acquisition of substantially all of the business assets of the Company by any other person or entity (other than a corporation wholly-owned by the company immediately prior to such event);

(c) If a change occurs in the Board of Directors of the Company whereby Directors comprising a majority of the Board of Directors immediately prior to such change do not continue to comprise such a majority immediately after such change, provided that incremental and/or related changes (including but not limited to resignations from the Board of Directors) which occur within a relatively brief period of time shall be considered to be but a single change for purposes of this Subparagraph;

(d) If, as a result of any tender offer or otherwise, any person or entity or affiliated group becomes the beneficial or record owner of more than 15% of the outstanding voting securities of the Company;

(e) If, in the Committee's sole judgment and discretion, a change in circumstances has occurred (including but not limited to a change in taxation laws or regulations, securities laws or regulations, accounting requirements or the events in Subparagraphs (a), (b), (c), and (d) of this Paragraph 9.3) which causes the Plan to be undesirable to a significant portion of the Participants.


ARTICLE X

	Trust for Payment of Benefits

10.1		Trust for Payment of Benefits.  The Company shall create
a
grantor trust for the purpose of facilitating any benefits payable hereunder, and any assets transferred to such trust will remain the general assets of the Company. Such trust will be funded upon the occurrence of any of the following events, as soon as administratively practical (but in no event more than 90 days):

(a) At the retirement or death of  a Plan Participant;

(b) Upon a decision by the Board of Directors that it was warranted by a change in circumstances;

(c) If the shareholders of the Company approve the merger or consolidation of the Company with or into any other corporation (other than a corporation wholly-owned by the Company immediately prior to such event) or the acquisition of substantially all of the business or assets of the Company by any other person or entity (other than a corporation wholly-owned by the Company immediately prior to such event);

(d) If a change occurs in the Board of Directors of the Company whereby Directors comprising a majority of the Board of Directors immediately prior to such change do not continue to comprise such a majority immediately after such change, provided that incremental and/or related changes (including but not limited to resignations from the Board of Directors) which occur within a relatively brief period of time shall be considered to be but a single change for purposes of this Subparagraph;

(e) If, as a result of any tender offer or otherwise, any person or entity or affiliated group becomes the beneficial or record owner of more than 15% of the outstanding voting securities of the Company.

Such funding will be in an amount sufficient for the trustee to purchase, and the trustee shall purchase, Single Premium Annuities from qualified U.S. insurance companies (rated at least A+ by A.M. Best Company, Inc.) to provide the benefits payable (other than lump sum payments) under this Plan and Participation Agreement(s). After the purchase of the annuities, neither the Company nor the trustee will have any further obligation to the Participant or the Participant's beneficiary(ies) for any benefits under this Plan and Participation Agreement(s).









ARTICLE XI

	Miscellaneous

11.1	Unsecured General Creditor.  Participants and their
Beneficiaries shall have no legal or equitable rights, interest, or claims in any property or assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

11.2	Non-assignability.  Neither a Participant nor any other
person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.
No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

11.3	Not a Contract of Employment.  The terms and conditions of
this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant (or Participant's Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge
Participant at any time.

11.4	Protective Provisions.  A Participant will cooperate with the
Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

11.5	Governing Law.  The provisions of this Plan shall be
construed and interpreted according to the laws of the State of Indiana.

11.6	Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

11.7	Effective Date.  This Plan shall become effective as of
December 31, 2001.


11.8	Incompetent.  In the event that it shall be found upon
evidence satisfactory to the Committee that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for such Participant's or such Beneficiary's affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Company, to the Spouse or other person deemed by the Committee to have incurred any expense for such Participant or a Beneficiary. Any such payment shall be a payment for the account of the Participant or a Beneficiary and shall be a complete discharge of any liability of the Company therefor.





Participant's Signature


Date



Committee Acknowledgement

Date